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RITA MEDICAL SYSTEMS ANNOUNCES RADIOFREQUENCY ABLATION LIVER
TREATMENT COVERAGE INITIATED BY CIGNA® HEALTHCARE

August 2004 Coverage Position Published for Unresectable Primary and Metastatic Liver Cancer

     MOUNTAIN VIEW, CA (September 14, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that CIGNA HealthCare has established national coverage for the treatment of liver cancer with radiofrequency ablation (RFA). In the “CIGNA HealthCare Coverage Policy” recently published to the CIGNA Corporation website, indication for RFA includes certain patients with either primary or metastatic liver cancer for whom surgery is not a treatment option. CIGNA HealthCare is one of the largest private health insurance providers in the United States, with more than 13 million medical subscribers represented in all 50 states.

     Mr. Joseph DeVivo, President and CEO of RITA Medical Systems stated, “We are pleased that all of the nation’s largest private health insurance companies now provide coverage for radiofrequency ablation treatment for liver cancer patients for whom there are few, if any other options.” Mr. DeVivo continued, “We believe that as more payers offer coverage for RFA, our installed customer base will be able to treat more patients.”

     CIGNA joins Aetna, the largest private insurance payer in the U.S. with more than 19 million medical subscribers, United Health Care with 15 million medical subscribers, HealthNet, Kaiser, Humana, PacificCare, and 38 Blue Cross Blue Shield plans in 44 states that provide coverage of RFA for liver cancer patients. The company estimates that more than 150 million Americans are covered by private insurers for RFA for the treatment of liver cancer.

     Ms. Lynn Saccoliti, Vice President of Reimbursement Affairs for RITA Medical Systems stated, “The continued momentum of positive coverage policy adoption by the nation’s largest private insurance payers is a direct result of the publishing of long-term clinical data and the review of that data by the most respected medical technology assessment organizations.” Ms. Saccoliti continued, “Our ongoing reimbursement goal is to provide patients with access to radiofrequency ablation across the spectrum of indicated procedures.”

MORE – MORE – MORE

CIGNA HEALTHCARE PROVIDES COVERAGE FOR RFA TREATMENT OF LIVER CANCER Page 2-2-2

     CIGNA HealthCare provides coverage for RFA treatment of unresectable liver lesions and unresectable colorectal liver metastases less than 5 centimeters in size, performed either surgically, laparascopically or percutaneously.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

     The statements in this news release related to the extent and growth of insurance coverage for RFA treatment are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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